UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 12, 2006
GARTNER, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-14443	04-3099750

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
P.O. Box 10212
56 Top Gallant Road
Stamford, CT 06902-7747
(Address of Principal Executive Offices, including Zip Code)
(203) 316-1111
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On December 12, 2006, Gartner, Inc. (“Gartner”) entered into a Second Amendment (the “Amendment”) to the Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of June 29, 2005, among Gartner, the several lenders who are parties thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). The purpose of the Amendment was to allow Gartner to complete its previously announced repurchase of $200 million of its common stock from Silver Lake Partners, L.P., a Delaware limited partnership, Silver Lake Investors, L.P., a Delaware limited partnership, and Silver Lake Technology Investors, L.L.C., a Delaware limited liability company (collectively, “Silver Lake”) pursuant to that certain Stock Purchase Agreement (the “Silver Lake Purchase Agreement”), dated as of December 6, 2006, among Gartner and Silver Lake. The Amendment modified certain Credit Agreement covenants to allow Gartner to consummate the transactions contemplated by the Silver Lake Purchase Agreement. On December 13, 2006, Gartner drew down $65 million from the revolving credit facility under the Credit Agreement to complete this repurchase. The Amendment is attached hereto as Exhibit 10.1. The above description is qualified in its entirety by reference to such exhibit.
On December 13, 2006, Gartner entered into a credit agreement among Gartner, the several lenders who are parties thereto from time to time, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Interim Loan Facility”). The Interim Loan Facility provides for a $125 million term loan with a maturity date of March 13, 2007. Loans under the Interim Loan Facility bear interest at a rate equal to either (i) the greatest of the Administrative Agent’s prime rate, the Administrative Agent’s rate for three-month certificates of deposit (adjusted for statutory reserves) plus 1% and the average rate on overnight federal funds plus 1/2 of 1%, plus a margin equal to between 0.00% and 0.25% depending on Gartner’s leverage ratio as of the fiscal quarter most recently ended, or (ii) the eurodollar rate (adjusted for statutory reserves) plus a margin equal to between .625% and 1.25%, depending on Gartner’s leverage ratio as of the fiscal quarter most recently ended, at Gartner’s option.
The Interim Loan Facility contains certain restrictive loan covenants, including, among others, financial covenants requiring a maximum leverage ratio, a minimum fixed charge coverage ratio, and a minimum annualized contract value ratio and covenants limiting Gartner’s ability to incur indebtedness, grant liens, make acquisitions, be acquired, dispose of assets, pay dividends, repurchase stock, make capital expenditures and make investments. Gartner’s obligations under the credit facility are guaranteed by certain Gartner U.S. subsidiaries.
The Interim Loan Facility contains events of default that include, among others, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, cross defaults to certain other indebtedness, bankruptcy and insolvency events, material judgments, and events constituting a change of control. The occurrence of an event of default will increase the applicable rate of interest by 2.0% and could result in the acceleration of Gartner’s obligations under the credit facility and an obligation of any or all of the guarantors to pay the full amount of Gartner’s obligations under the credit facility.
On December 13, 2006, Gartner drew down $125 million from the Interim Loan Facility to complete in part the repurchase under the Silver Lake Purchase Agreement.
The Interim Loan Facility is attached hereto as Exhibit 10.2. The above description is qualified in its entirety by reference to such exhibit.
ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On December 13, 2006, Gartner completed the repurchase, pursuant to the Silver Lake Purchase Agreement, of an aggregate of 10,389,610 shares of its common stock from Silver Lake at a purchase price of $19.25 per share, for total aggregate consideration of approximately $200 million. Gartner used amounts borrowed under the Credit Agreement and the Interim Credit Facility to fund the repurchase price.
ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
On December 13, 2006, Gartner drew down $125 million in cash under the Interim Loan Facility. The term loan has a maturity date of March 17, 2007 and bears interest at a rate equal to either (i) the greatest of the Administrative Agent’s prime rate, the Administrative Agent’s rate for three-month certificates of deposit (adjusted for statutory reserves) and the average rate on overnight federal funds plus 1/2 of 1%, plus a margin equal to between 0.00% and 0.25% depending on Gartner’s leverage ratio as of the fiscal quarter most recently ended, or (ii) the eurodollar rate (adjusted for statutory reserves) plus a margin equal to between .625% and 1.25%, depending on Gartner’s leverage ratio as of the fiscal quarter most recently ended, at Gartner’s option.
In addition, on December 13, 2006, Gartner drew down $65 million in cash under the revolving credit facility under the Credit Agreement. The revolving loans may be borrowed, repaid and reborrowed until June 29, 2010, at which time all amounts borrowed must be repaid. The loans bear interest at a rate equal to either (i) the greatest of the Administrative Agent’s prime rate, the Administrative Agent’s rate for three-month certificates of deposit (adjusted for statutory reserves) and the average rate on overnight federal funds plus 1/2 of 1%, plus a margin equal to between 0.00% and 0.75% depending on Gartner’s leverage ratio as of the fiscal quarter most recently ended, or (ii) the eurodollar rate (adjusted for statutory reserves) plus a margin equal to between 1.00% and 1.75%, depending on Gartner’s leverage ratio as of the fiscal quarter most recently ended, at Gartner’s option.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d)	Exhibits

10.1	Second Amendment dated December 12, 2006 to the Amended and Restated Credit Agreement

10.2	Interim Loan Facility dated December 13, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gartner, Inc.

Date: December 14, 2006	By:	/s/ Lewis G. Schwartz

Lewis G. Schwartz Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
10.1	Second Amendment dated December 12, 2006 to the Amended and Restated Credit Agreement
10.2	Interim Loan Facility dated December 13, 2006